Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the information regarding our reserves estimates of Kodiak Oil & Gas Corp., as of December 31, 2013; December 31, 2012; and December 31, 2011, incorporated by reference in this Registration Statement on Form S-3 of Whiting Petroleum Corporation and the related prospectus that is a part thereof, including under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 20, 2015

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